Exhibit 5.2
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, MN 55402-1609
oppenheimer.com
612.607.7000
Fax 612.607.7100
April 26, 2006
Gamestop, Inc.
625 Westport Parkway
Grapevine, Texas 76051
     Ladies and Gentlemen:
We have acted as special counsel in the State of Minnesota (the “State”) to Gamestop, Inc., a Minnesota corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $300,000,000 aggregate principal amount of Senior Floating Rate Notes Due 2011 (the “Floating Rate Notes”) and $650,000,000 aggregate principal amount of 8.0% Senior Notes Due 2012 (the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “Exchange Notes”) to be issued by the Company and GameStop Corp., a Delaware corporation (“GameStop Corp.” and, together with the Company, the “Issuers”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) by the Issuers in exchange for a like principal amount of the Issuers’ issued and outstanding Senior Floating Rate Notes Due 2011 (the “Old Floating Rate Notes”) and 8.0% Senior Notes Due 2012 (the “Old Fixed Rate Notes” and, together with the Old Floating Rate Notes, the “Old Notes”), as contemplated by that certain Registration Rights Agreement, dated as of September 28, 2005, entered into by and among the Issuers, the guarantors party thereto as of the date thereof, and Citigroup Global Markets Inc., for itself and as a representative of certain initial purchasers named therein, as supplemented by that certain Joinder Agreement, dated as of October 8, 2005, executed by certain subsidiaries of GameStop Corp. party thereto as of the date thereof (the “Registration Rights Agreement”). The Old Notes were, and the Exchange Notes will be, issued under that certain Indenture, dated as of September 28, 2005, entered into by and among Citibank N.A., as trustee (the “Trustee”), the Issuers, and the guarantors party thereto as of the date thereof, as supplemented by that certain First Supplemental Indenture, dated as of October 8, 2005, entered into by and among the Issuers, certain subsidiaries of GameStop Corp. party thereto as of the date thereof, and the Trustee (the “Indenture”).
          We have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Rights Agreement, (ii) the Indenture, and (iii) forms of the Exchange Notes. The Registration Rights Agreement, the Indenture, and the forms of the Exchange Notes are collectively referred to herein as the “Note Documents.”
          In rendering our opinion herein, we have examined such certificates of public officials, corporate documents and records and other certificates, opinions and instruments, and have made such other investigation, as we have deemed necessary in connection with this

Gamestop, Inc.
625 Westport Parkway
Grapevine, Texas 76051
April 26, 2006

opinion. We advise you that we are acting as local counsel to the Company solely for the purposes of providing the opinion stated herein and thus our engagement by the Company has been limited to consultation on specific matters that we deem necessary to provide the opinion stated herein. Unless otherwise expressly stated herein, as to questions of fact relevant to this opinion, without any independent investigation or verification, we have relied upon, and assumed the accuracy of, the representations and warranties of each party as to factual matters thereto and have relied upon certificates of officers of the Company as well as written statements of certain public officials.
In rendering this opinion, we have assumed:
(a)      the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or photostatic copies;
(b)      each of the Note Documents, whenever required, has been duly authenticated by the Trustee;
(c)      each of the Note Documents to which the Company is a party constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms under the governing law specified therein; and
(d)      the Exchange Notes if and when issued will contain terms identical to the terms contained in the Old Notes.
We also wish to advise you of the following:
A.      We are specifically providing no opinion regarding whether (1) franchise, income, sales, gross receipts, profits or other like taxes are payable in the State by any party that may seek to enforce the Note Documents against the Company (an “Enforcing Party”) under Minnesota law or in Minnesota courts; or (2) an Enforcing Party is required to file a business activity report pursuant to Minnesota Statutes Section 290.371 (“Business Activity Report”). Failure to comply with the Business Activity Report requirement, if applicable, prevents an out-of-state entity from using the courts in the State for all contracts executed at any time before the end of the period for which the entity failed to file such required report and the entity does not have cause of action on which it may bring suit in the State. If the entity subsequently files the report and pays all taxes, interest and civil penalties due, the courts in which the issues arise must excuse non-compliance with the Business Activity Report filing requirement.

Gamestop, Inc.
625 Westport Parkway
Grapevine, Texas 76051
April 26, 2006

B.      No foreign corporation may transact business in the State unless it holds a Certificate of Authority to do so. Without excluding other activities which may not constitute transacting business in the State, a foreign corporation shall not be considered to be transacting business in the State solely by reason of the corporation making, participating in or investing in loans or creating, as borrower or lender, or otherwise acquiring indebtedness or mortgage or other security interests in real or personal property or securing or collecting its debts or enforcing any rights in property securing them. Hence, to the extent that the actions of a lender are limited strictly to the above, it will not be necessary for the lender to qualify as a foreign corporation and obtain a Certificate of Authority. The statutory exception to the necessity to qualify does not go to a corporation whose other activities in the State would require qualification.
Upon the basis of the foregoing, we are of the opinion that, under applicable law in effect on the date of this opinion:
The Exchange Notes have been duly authorized by the Company and, when duly authenticated by the Trustee and issued and delivered by the Company in accordance with the terms of the Registration Rights Agreement, the Exchange Offer and the Indenture, will constitute the valid and binding obligations of the Company entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms.
The opinion set forth above is subject to the following qualifications:
a.      The enforceability against any party of any instrument or obligation referred to in this opinion is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance or transfer, equitable subordination, reorganization, moratorium, or other similar laws now or hereafter in effect affecting enforcement of creditors’ rights generally, including without limitation, the invalidation under the Federal Bankruptcy Code of any provisions in the Note Documents making bankruptcy an event of default.
b.      As to the enforceability of certain remedies and waivers authorized or contained in the Note Documents, the effect of (i) general principles of equity (including without limitation concepts of materiality, reasonableness, good faith, and fair dealing regardless of whether considered in a proceeding in equity or at law) and of statutes and/or rules of law governing specific performance, injunctive relief, redemption, moratorium, and stay, (ii) rights of debtors under the Uniform Commercial Code as adopted in the State, (iii) requirements of opportunity to be heard in any judicial or other proceeding, and (iv) the discretion of judicial or administrative bodies in enforcing such remedies and waivers, but that do not, in our opinion, affect the validity of the Note Documents and for which there are available adequate remedies in the whole for the practical realization of the benefits and security contemplated and intended to be afforded by the

Gamestop, Inc.
625 Westport Parkway
Grapevine, Texas 76051
April 26, 2006

Note Documents, although the enforceability of certain remedies and waivers authorized or contained in the Note Documents may be limited by the above. The opinion expressed herein is subject to the exceptions and other disclosures as set forth in the disclosure schedules, if any, to the Note Documents.
c.      We assume the due authorization, execution and delivery by each of the parties to the Note Documents other than the Company, that each of such parties other than the Company has the power and authority to enter into and perform its respective obligations under the Note Documents, and that the Note Documents are valid, binding, and enforceable against each of such parties other than the Company in accordance with their respective terms. We express no opinion herein concerning any party other than the Company.
Our opinion expressed above is limited to the laws of the State. We assume no responsibility with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. We note that all or certain of the Note Documents provide that they are governed by the laws of the State of New York. For purposes of rendering the opinion expressed herein, we have assumed that the laws of the State of New York or any other jurisdiction provided to govern any of the Note Documents are identical to the laws of the State.
The opinion set forth herein is solely for your benefit and the benefit of your legal counsel, assignees and participants, and you and your counsel, assignees, participants, and agents of the foregoing hereby are authorized to rely on such opinion. The opinion set forth herein may not be relied upon by, and copies of such opinion may not be delivered to, any other person without the prior written consent of the undersigned. This opinion is given only as of the date hereof and we expressly disclaim any duty to update the statements made herein.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement on Form S-4 (the “Registration Statement”). We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ OPPENHEIMER WOLFF & DONNELLY LLP